EXHIBIT 23.1


                   INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Research Frontiers Incorporated


     We consent to the use of our report dated March 9, 2004, with respect to the consolidated balance sheets of Research Frontiers Incorporated and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended
December 31, 2003, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Registration Statement.

                  /s/ KPMG LLP
                      KPMG LLP



Melville,  New York
July 8, 2004